Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners

CarrAmerica Realty Operating Partnership, L.P.:

We consent to the incorporation by reference in the registration statement (No. 333-114049) on Form S-3 of CarrAmerica Realty Operating Partnership, L.P. of our reports dated February 22, 2006 with respect to the consolidated balance sheets of CarrAmerica Realty Operating Partnership, L.P. as of December 31, 2005 and 2004 and the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2005 and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of CarrAmerica Realty Operating Partnership, L.P.

/s/ KPMG LLP

Washington, DC

March 2, 2006